EXHIBIT 99.1

MINERALS TECHNOLOGIES

Innovative Technologies.
Essential Solutions.™

News Release

Minerals Technologies Inc. Provides Updates on Subsidiary’s Chapter 11 Case
and First Quarter 2025 Results

--- Establishes Reserve for BMI OldCo Chapter 11 Case ---
--- Announces Preliminary First Quarter 2025 Financial Results ---
--- Initiates Cost Savings Program and Records Restructuring Charge ---

NEW YORK, April 17, 2025 -- Minerals Technologies Inc. (NYSE: MTX) (NYSE: MTX) (“MTI” or “the Company”) today provided an update on the Chapter 11 case of its subsidiaries BMI OldCo (formerly Barretts Minerals Inc.) and Barretts Ventures Texas LLC (together, “BMI OldCo” or “the Debtors”). The Company also announced preliminary first quarter 2025 financial results, the initiation of a cost savings program, and a restructuring charge.

Update on BMI OldCo’s Chapter 11 Case

MTI recorded a provision to establish a reserve of $215 million for estimated costs to fund a trust to resolve all current and future talc-related claims as well as fund BMI OldCo’s Chapter 11 case and related litigation costs. The parties have not yet reached a final resolution of all matters in the Chapter 11 case.

The provision includes $30 million of additional debtor-in-possession financing by Minerals Technologies Investments LLC (a wholly-owned subsidiary of MTI) to the Debtors, which was approved by the United States Bankruptcy Court for the Southern District of Texas on April 14, 2025.

MTI continues to support BMI OldCo’s efforts to fully and finally resolve all current and future talc-related claims through court approval of a plan of reorganization in the Chapter 11 case, which would establish a trust to which all talc-related claims would be channeled for resolution.

“We remain confident in BMI OldCo’s path to resolving these liabilities certainly and fairly through the Chapter 11 process, and believe this reserve is appropriate to cover the anticipated financial impact of talc-related claims,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “We continue to believe the lawsuits against BMI OldCo are meritless and that all talc sold by BMI OldCo is and always has been safe.”

No other subsidiaries or business units of MTI are included in the Chapter 11 filing. Additional information about the case can be found at https://cases.stretto.com/BMI.

Preliminary First Quarter 2025 Financial Results and Cost Savings Program

MTI expects first quarter sales of $492 million and operating income of $63 million (excluding the special charges related to BMI OldCo and restructuring), compared with the Company’s guidance of $500 million in sales and $70 million in operating income.

The slower demand conditions the Company experienced in January extended longer than expected, impacting volumes throughout the quarter. Customers reduced demand and shifted their order patterns as they adjusted inventory levels amid economic uncertainty. MTI took proactive measures to address the higher operating costs that resulted from the lower volumes. Sales improved significantly in March to a run rate above the initial quarter guidance and this rate has continued in April. While there is still ongoing economic uncertainty, MTI is on track to deliver a much stronger second quarter.

In addition, the Company identified further efficiency cost savings of approximately $10 million on an annualized basis, primarily through workforce reductions, and recorded a charge of $5.5 million for severance and other related costs associated with this program. The cost savings program was initiated in the first quarter of 2025, and the Company expects to achieve full run rate savings by early 2026.

MTI will discuss further details on the outlook on its upcoming earnings call on April 25, 2025.

“Starting out the year, we saw significant changes to order patterns from customers in both of our business segments. However, we saw an improvement in sales in March, which we expect to continue through the second quarter,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “We adapted quickly to changing market conditions and to ensure MTI is well positioned to meet our financial targets and growth initiatives going forward.”

First Quarter 2025 Earnings Call

MTI will host a conference call on Friday, April 25, 2025, at 11 a.m. ET to discuss its first quarter 2025 results. Investors and other interested parties can access the webcast and presentation materials on MTI’s Investor Relations page and pre-register for the webcast at any time using this link.

For U.S.-based participants, the dial-in phone number for the conference call is +1 877-270-2148 and the conference ID is Minerals Technologies. For participants based outside the U.S., the dial-in number is +1 412-902-6510.

A replay of the call will be available from 2 p.m. ET, April 25, 2025, through 2 p.m. ET, September 25, 2025. Please click here to listen to the replay.

About Minerals Technologies Inc.

New York-based Minerals Technologies Inc. is a leading, technology-driven specialty minerals company that develops, produces, and markets a broad range of mineral and mineral-based products, related systems, and services. MTI serves globally a wide range of consumer and industrial markets, including household, food and pharmaceutical, paper, packaging, automotive, construction, and environmental. The Company reported global sales of $2.1 billion in 2024. For further information, please visit our website at www.mineralstech.com.

Investor Relations Contact
Lydia Kopylova
lydia.kopylova@mineralstech.com

Media Contact
Stephanie Heise
stephanie.heise@mineralstech.com

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